Exhibit 23.6

12 Greenway Plaza, Suite 1202
Houston, Texas 77046-1289
Phone 713-561-6500
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Web www.uhy-us.com

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Form S-1 of Allis Chalmers Energy Inc. and to the inclusion therein of our report dated March 10, 2006 with respect to the financial statements of Specialty Rental Tools, Inc. as of December 31, 2005 and December 31, 2004, and for the years ended December 31, 2005 and 2004.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
May 3, 2006.

An Independent Member of Urbach Hacker Young International Limited